EXHIBIT 99.1

Liberty Global Completes Acquisition of Second Largest Cable
Operator in the Czech Republic
Also Completes Sale of its Belgian Cable Operation to Telenet
Denver, Colorado — January 2, 2007: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that it has completed the previously announced acquisition of Karneval, the second largest cable operator in the Czech Republic, for a purchase price, before direct acquisition costs, of €322.5 million (approximately US$428.3 million) on a zero net debt basis. Karneval has been contributed to UPC Broadband, our primary European borrower group.
In addition, Liberty Global today announced that it has completed the previously announced sale of its Belgian cable business, UPC Belgium, to Telenet Group Holding N.V. (“Telenet”) (Euronext Brussels: TNET), for a sales price of €184.5 million (approximately US$245.0 million) on a zero net debt basis. Telenet is the largest cable operator in Belgium
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice and Internet-access services to connect its customers to the world of entertainment, communications and information. As of September 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries, principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447